EXHIBIT 99.1
The Hallwood Group Incorporated
3710 Rawlins, Suite 1500 • Dallas, Texas 75219 • 214/528-5588 • Fax: 214/522-9254
FOR IMMEDIATE RELEASE
Contact:	Richard Kelley, Chief Financial Officer (800) 225-0135 • (214) 528-5588
HALLWOOD GROUP REPORTS RESULTS FOR THE
THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2010
Dallas, Texas, November 12, 2010 — The Hallwood Group Incorporated (NYSE Amex:HWG) today reported results for the third quarter and nine months ended September 30, 2010.
For the quarter, Hallwood reported net income of $407,000, or $0.27 per share, compared to net income of $4.1 million, or $2.67 per share, in 2009.
For the nine months, Hallwood reported net income of $10.5 million, or $6.85 per share, compared to net income of $10.6 million, or $6.94 per share, in 2009.
Following is a comparison of results for the 2010 and 2009 periods:
Operating Income. For the 2010 and 2009 third quarters, operating income, primarily from textile products operations, was $956,000 and $6.2 million, on revenue of $36.8 million and $44.2 million, respectively.
For the 2010 and 2009 nine month periods, operating income was $16.7 million and $16.9 million, on revenue of $131.8 million and $128.2 million, respectively.
The fluctuations in revenue and operating income were primarily due to varied sales of specialty fabric to U.S. military subcontractors, which were $23.3 million and $93.2 million for the three months and nine months ended September 30, 2010, compared to $32.4 million and $92.8 million in 2009, respectively, as well as increased sales in the 2010 third quarter and nine month periods in the commercial market segment, sail cloth and flag products. The military sales represented 63.4% and 70.7% for the 2010 third quarter and nine month periods, respectively, compared to 73.4% and 72.4% for the 2009 quarter and nine month periods, respectively.
Other Income (Loss). Other income (loss) consists of interest expense and interest and other income.
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For the 2010 and 2009 third quarters, other income (loss) was a loss of $87,000 and $28,000, respectively. For the nine months, other income (loss) was a loss of $199,000 and $138,000, respectively.
Income Tax Expense. For the 2010 third quarter, the income tax expense was $462,000, which included a noncash deferred federal tax expense of $174,000, current federal tax expense of $152,000 and state tax expense of $136,000. For the 2009 third quarter, income tax expense was $2.1 million, which included a noncash deferred federal tax expense of $899,000, current federal tax expense of $1.2 million, state tax expense of $332,000 and a foreign tax benefit of $280,000.
For the 2010 nine months, the income tax expense was $6.1 million, which included a noncash deferred federal tax expense of $174,000, current federal tax expense of $5.2 million and state tax expense of $731,000. For the 2009 nine months, the income tax expense was $6.1 million, which included a noncash deferred federal tax expense of $4.2 million, current federal tax expense of $1.3 million, state tax expense of $950,000 and a foreign tax benefit of $280,000.
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The following table sets forth selected financial information for the three months and nine months ended September 30, 2010 and 2009.
THE HALLWOOD GROUP INCORPORATED
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Revenue	$36,771	$44,182	$131,848	$128,166

Operating income	$956	$6,245	$16,714	$16,856
Other income (loss)	(87)	(28)	(199)	(138)

Income before income taxes	869	6,217	16,515	16,718
Income tax expense	462	2,149	6,062	6,127

Net income	$407	$4,068	$10,453	$10,591

PER COMMON SHARE:
BASIC
Net income	$0.27	$2.67	$6.85	$6.94

Weighted average shares outstanding	1,525	1,525	1,525	1,525

DILUTED
Net income	$027	$2.67	$6.85	$6.94

Weighted average shares outstanding	1,525	1,525	1,525	1,525

Certain statements in this press release may constitute “forward-looking statements” which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward-looking statements. These risks and uncertainties are described in greater detail in the Company’s periodic filings with the SEC.
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